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                                                                    Exhibit 11


                         Commonwealth Aluminum Corporation
                      Computation of Net Income Per Share (a)
                       (in thousands except per share data)


Year ended December 31,                                            1996          1995
-----------------------                                      ----------     ---------
Weighted average shares of common stock outstanding (b)          10,197        10,191
                                                              =========     =========

Income before extraordinary loss                             $   14,756    $   33,787
Extraordinary loss on early extinguishment of debt,
  net of income tax benefit                                      (1,355)            -
                                                              ---------     ---------
Net income                                                   $   13,401    $   33,787
                                                              =========     =========

Per share data:
  Income before extraordinary loss                           $     1.44    $     3.32
  Extraordinary loss                                              (0.13)            -
                                                              ---------     ---------
  Net income                                                 $     1.31    $     3.32
                                                              =========     =========

Notes: (a) Net income per share for 1994 has not been presented due to the significant change in the number of shares outstanding after the initial public offering.

       (b) Common equivalent shares relating to stock options are not material.

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